Exhibit 11

                           InterCounty Bancshares, Inc.
               Computation of Consolidated Earnings Per Common Share
           For the Three and Nine Months Ended September 30, 1998 and 1997
                 (in thousands, except shares and per share data)

                                For the Three Months       For the Nine Months
                                 Ended September 30,       Ended September 30,
                                    1998        1997          1998       1997
Net income                     $    1,311 $    1,364    $    3,846 $    3,712
                                =========  =========     =========  =========
Weighted average common
  shares issued                 1,550,776  1,545,983     1,550,991  1,544,808

  Less-Unreleased common
   shares held by ESOP              9,682     11,861        10,216     12,424
                                ---------  ---------     ---------  ---------
  Weighted average number
   of shares outstanding
   used in the calculation
   of basic earnings per
   common share                 1,541,094  1,534,122     1,540,775  1,532,384

  Add - Dilutive effect of
   stock options (1)               41,981     47,404        41,024     49,576
                                ---------  ---------     ---------  ---------
Adjusted weighted average
number of shares outstanding
used in the calculation of
diluted earnings per common
share                           1,583,075  1,581,526     1,581,799  1,581,960
                                =========  =========     =========  =========
Basic earnings per common
 share                               $.86       $.89         $2.50      $2.42

Diluted earnings per common
 share                                .83        .86          2.43       2.35

(1) There is presently no active trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $49.00 at September 30, 1998, and $35.00 at September 30, 1997.